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                             Lifecodes Corporation
                                550 West Avenue
                              Stamford, CT 06902

                                  July 13, 1998

Mr. Keith W. Brown
President and CEO
GeneScreen Inc.
2600 Stemmons Freeway, Suite 133
Dallas, TX 75207

Dear Keith:

                  Lifecodes Corporation (the "Purchaser") and GeneScreen Inc. (the "Company") are contemporaneously herewith executing a letter of intent (the "Letter of Intent") regarding the Merger of the Company with and into the Purchaser (the "Merger").

                  The Company is also pursuing, with regard to its subsidiary, Molecular Tool, Inc. ("MTI"), either (i) selling MTI (the "MTI Sale") or (ii) spinning off the stock of MTI to the Company's shareholders (the "MTI Spinoff").

                  Until the MTI Sale, the Company may require funds for the cash needs of MTI ("MTI Funding"). On an interim basis, Purchaser has provided, and intends to provide, financial accommodations relating to the MTI Funding, in accordance with the following, but contingent upon negotiation and execution of definitive terms, conditions and documents acceptable to Purchaser and the Company and upon the resolution of Purchaser's satisfaction of all legal, accounting and tax to issues relevant hereto:

(a) On June 30, 1998, the Company paid $499,462.02 to Purchaser in respect of accounts owed to Purchaser by the Company.

(b)      From July 1, 1998 until the earliest to occur of (i) the MTI Sale, or
         (ii) the Merger, the Company may defer further payment of accounts due to Purchaser, and may, in accordance with its usual course of business, generate new accounts due to Purchaser and defer payment of such accounts until the Merger or the abandonment.

(c) Upon consummation of the Merger, accounts due to the Purchaser through the date of the Merger will be treated as reductions to the balance sheet of the Company for purposes of the closing adjustment contemplated by paragraph 2 of the Letter of Intent.

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Mr. Keith W. Brown
July 10, 1998
Page 2

(d) On July 1, 1998, Purchaser advanced $150,000 to the Company and will continue to advance up to $150,000 per month for up to three (3) additional months (to a maximum of up to $600,000), or such earlier date as the MTI Sale is consummated (the "Funding Completion Date"). Accordingly, up to $600,000 may be disbursed from either the Purchaser's general funds or the cash escrow contemplated by the Letter of Intent (the "Escrow Account") for the purpose of providing MTI Funding (the "MTI Loan"). All disbursements of the MTI Loan shall be loans from Purchaser to MTI and the Company. The parties agree that the Escrow Account is of significant benefit to Purchaser and that Purchaser's consent to the disbursement thereof constitutes substantial consideration for the rights of Purchaser outlined in this letter.

(e) If the Merger closes prior to the closing of the MTI Sale, the MTI Loan shall be due and payable by way of a reduction of the cash portion of the consideration payable to stockholders of the Company in the Merger (the "Merger Consideration"). Any advances made to MTI subsequent to the effective time of the Merger will be advanced from the Escrow Account, further reducing the Merger Consideration unless (and except to the extent) repaid by MTI prior to the earlier of February 28, 1999 or the date the MTI Sale is consummated. If the MTI Sale closes prior to the effective time of the Merger, the MTI Loan shall be due and payable upon the earlier of (i) February 28, 1999, or (ii) the date the Merger is consummated, in cash in the case of
         (i) or by way of a reduction of the cash portion of the Merger Consideration in the case of (ii). If the Merger does not close prior to December 31, 1998, the MTI Loan will be due and payable on February 28, 1999 in cash.

(f) The MTI Loan is evidenced by a promissory note, dated as of July 1, 1998, and secured by a security interest and pledge in all of the shares of MTI stock as set forth in a stock pledge agreement, dated as of July 1, 1998.

(g) If the Company or MTI does not repay the MTI Loan within ten (10) days of its due date, Purchaser may, at its option, either foreclose on its security interest in all of the shares of MTI and take title to all of the shares, free and clear from all encumbrances or (ii) enforce payment of the unpaid MTI Loan from the Company or MTI.

(h) If MTI does not repay the MTI Loan to Purchaser, Purchaser shall have no liability to the Company or its shareholders for any amount by which the Escrow Account was diminished by reason of the MTI Loan.


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Mr. Keith W. Brown
July 10, 1998
Page 3

This letter contains an outline of terms only and is not legally binding. Accordingly, if for any reason the transactions hereby contemplated are not consummated, no party shall be entitled to any form of legal, equitable or injunctive damages

                                                Very truly yours,

                                                LIFECODES CORPORATION

                                                By /s/ Walter Fredericks
                                                   ---------------------------
                                                       Walter Fredericks
                                                     Its President and CEO

Agreed to and accepted
This 13th day of July, 1998.

GENESCREEN INC.

By /s/ Keith Brown
   -----------------------
       Keith Brown
   Its President and CEO